                                                                      EXHIBIT 12

                           TRANSOCEAN OFFSHORE INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                        Quarter Ended
                                           March 31,                   Year Ended December 31,
                                     ------------------   --------------------------------------------------
                                       1999      1998       1998       1997       1996      1995      1994
                                     --------  --------   --------   --------   --------   -------   -------
Earnings:
     Income before
       income taxes.............     $120,895  $110,014   $487,146   $207,245   $121,652   $75,149   $20,239
Less:
     Undistributed equity
       in earnings
       (losses) of joint
       ventures.................        3,224     2,366     11,677     10,431      5,659     1,839      (339)

     Interest capitalized
       during the period........        9,744     6,643     33,481     18,165      3,482        --        --
Add:
     Distributed earnings of
       less-than-fifty-percent
       owned joint venture......           --     3,338      3,421         --      3,563        --        --

     Interest expense...........       12,132    13,750     57,373     41,018     10,702     2,519     2,027

     Interest component of
     rental expense.............          668       638      2,674      2,552        764       612       789
                                     --------  --------   --------   --------   --------   -------   -------
     Earnings as adjusted.......     $120,727  $118,731   $505,456   $222,219   $127,540   $76,441   $23,394
                                     ========  ========   ========   ========   ========   =======   =======
Fixed Charges:
     Interest costs, including
       capitalized interest.....     $ 12,132  $ 13,750   $ 57,373   $ 41,018   $ 10,702   $ 2,519   $ 2,027

     Interest component of
       rental expense...........          668       638      2,674      2,552        764       612       789
                                     --------  --------   --------   --------   --------   -------   -------
       Fixed charges............     $ 12,800  $ 14,388   $ 60,047   $ 43,570   $ 11,466   $ 3,131   $ 2,816
                                     ========  ========   ========   ========   ========   =======   =======
Ratio of earnings to fixed
  charges.......................          9.4       8.3        8.4        5.1       11.1      24.4       8.3
                                     ========  ========   ========   ========   ========   =======   =======